Exhibit 10.25
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SUPPLY AGREEMENT

This Supply Agreement (hereinafter referred to as the “Agreement”) is entered into on the 24th of November, 2020 (hereinafter referred to as “Effective Date”)

Between:

a)Arcutis Biotherapeutics, Inc. (hereinafter referred to as the “Company”), a company incorporated and registered in the USA, located at 3027 Townsgate Rd Suite 300, Westlake Village, CA 91361, the USA, holder of Tax identification Number 81-2974255.

b)Interquim, S.A. (sole shareholder company) (hereinafter referred to as “Interquim”), a company incorporated and registered in Spain, located at C/ Joan Buscallà 10, 08173, Sant Cugat del Vallès (Barcelona), Spain, holder of Tax identification Number A-08536476.

The Company and Interquim are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

TAKING INTO CONSIDERATION:

I.That Interquim is engaged in the manufacture and supply of the active pharmaceutical ingredient Roflumilast (as defined below) and has the adequate technology necessary for its manufacturing, as well as its Drug Master File; and

II.That the Company is desirous of being supplied with Roflumilast during the duration of this Agreement, to use it as Active Pharmaceutical Ingredient (as defined below) in medicinal products to be used as a treatment for diseases in humans, including without limitation, skin diseases (including the End Product, as defined below), manufactured by or on behalf of the Company for sale in the Territory (as defined below), and Interquim is willing to sell Roflumilast through Interquim’s agent Ren-Pharm for that purpose to the Company upon the terms and conditions herein set forth;

NOW THEREFORE, the Parties agree the following:

Article 1 - Definitions

In this Agreement the following terms and expressions have the following meaning it being understood that words denoting the singular include the plural and vice versa, all of it unless the context otherwise requires.

1.1“Active Pharmaceutical Ingredient” or “API” or “Substance” means Roflumilast, as stated in Annex I.

1.2“Affiliate” means with respect to either Party any person, partnership, company or other entity which, directly or indirectly, Controls, is Controlled by or is under common Control with such Party. “Control” means direct or indirect ownership or control of more than 50% (fifty percent) of the voting stock.

“current Affiliates” means entities regarded as Affiliates according to Article 1.2 of this Agreement on the Effective Date.

1.3“ARQ-151” means topical roflumilast cream developed by Arcutis Biotherapeutics, Inc. as Final Drug Product.

1.4“Company”: means Arcutis Biotherapeutics, Inc. and its current Affiliates, where applicable.

1.5“Final Drug Products” means any finished medicinal products for clinical use and pending successful trial, for commercial use as a treatment for diseases in humans, including without limitation, skin diseases, manufactured or have manufactured by the Company and containing the Substance.

1.6“Facility” means the manufacturing facility of Interquim or its Affiliate where the Substance is manufactured.

Exhibit 10.25
1.7GMP” or “cGMP” means the current Good Manufacturing Practices, as amended from time to time, as currently notably defined in ICH Q7 “Good Manufacturing Practices for Active Pharmaceutical Ingredients”, the ICH-guidelines “Guidance for Industry, Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients”, the US “Code of Federal Regulations, Title 21: Part 11, 210 and 211 Current Good Manufacturing Practice” and EU GMP Guide Part II “Basic requirements for Active Substances used as Starting Materials” including its Annexes and other quality related regulations applicable to the Substance, all as amended from time to time.

1.8“Initial Term”: means a period beginning on the Effective Date of this Agreement and ending 5-years thereafter, provided however, that if the NDA for ARQ-151 is not approved by FDA by [***], then this Initial Term will be extended for a period of time equal to the number of days after [***] until such FDA approval.

1.9“Interquim” or “Supplier”: means Interquim, S.A. (sole shareholder company) and its current Affiliates, where applicable.

1.10“Specifications” means the specifications for the Substance as set forth in Annex II.

1.11”Regulatory Authority” means any regulatory or governmental authority, competent for approvals, licenses, registrations, marketing authorizations, reimbursement decisions, variations and/or safety issues with respect to the Substance and/or medicinal products, including the Final Drug Products.

1.12“Renewal”: means a period of one (1) year as of the expiry of the Initial Term or the preceding Renewal;

1.13“Territory”: means worldwide.

1.14“Third Party”: means any person or entity other than Interquim or the Company.

1.15“Reference Standards” - specific reagents, reference standards, impurity standards, or other product specific materials necessary for testing and evaluation of API in the Substance state through Final Drug Product. This includes API and impurity standards.

Article 2 – MANUFACTURE, SUPPLY AND DELIVERY

2.1Supply and Purchase Obligations. Pursuant to the terms hereof, Interquim shall manufacture and supply API to the Company. During the Initial Term of this Agreement, the Company shall purchase a minimum of 90% of its annual API requirements to be used for the Company’s Final Drug Products from Interquim. Interquim shall manufacture and supply the API to the Company given the forecasted quantities in the agreed upon lead time. All API to be supplied under this Supply Agreement shall be manufactured by Interquim in conformance with Specifications, Applicable Laws, and cGMPs. If Interquim fails to deliver the Product ordered and confirmed with a PO within [***] days of the confirmed delivery date (excluding force majeure) in accordance with Articles 2 and 4, the Company shall be relieved of any obligation hereunder to purchase any portion of Arcutis’ requirements from Interquim until the Substance not delivered by Interquim is received, except in those cases previously agreed by the Parties. Company shall notify Interquim of order(s) from other suppliers in the event of such circumstance within [***] ([***]) business days of placing the order(s).

2.2For the avoidance of doubt, it is clarified that Interquim may only supply the API, either by itself or through its Affiliates, to Third Parties for sale into the Territory, if and only if, such Third Parties do not use the API in a final drug product for topical use, during the Initial Term of this Agreement and any subsequent renewal periods.

Upon request of Interquim with [***] days in advance, the Company shall send to Interquim the Company’s statement of Substance consumption in order to verify it with Interquim’s internal records.

2.3Interquim shall supply the API according to the Specifications and quality standard requirements as stated in the Quality Agreement. This Quality Agreement shall prevail over this Supply Agreement exclusively for technical and/or quality matters.

2.4. A Joint Steering Committee shall be formed within 30 days of Effective Date. The Joint Steering Committee will meet quarterly to review performance. To the extent that there are any performance issues, escalation will be made to an Executive Steering Committee comprised of, at a minimum, respective Heads of Operations and Heads of Quality for both Parties. If Substance fails to meet established Quality requirements for [***], escalation may occur. If no reasonable, mutually agreeable plan for corrective action is presented by Interquim within [***] from escalation to the Executive Steering Committee, Company may elect to move supply to an alternate API manufacturer without penalty.

Exhibit 10.25
Article 3 - Prices and Payment

3.1For each delivery of Substance, Company shall pay to Interquim a supply price which is indicated in Annex 1. This supply price is a supply price for delivery CIP (Incoterms 2020). The Substance included in each firm purchase order shall remain under the full property of Interquim until the Company has totally paid the corresponding invoice. Interquim shall have the right to suspend the performance of its obligations under this Agreement in the event any invoice issued by Interquim to the Company (which is not being disputed in good faith) is not satisfied by the Company according to the terms and conditions of this Agreement.

3.2After the Initial Term of the Agreement, the Parties may at their sole discretion discuss a supply price adjustment. In this event, Parties will negotiate in good faith and may mutually agree on a new supply price for any subsequent purchase orders of the Substance. Any supply price adjustment must be reasonably justified. Should the Parties be unable to agree in writing on new price terms, this Agreement shall be extended per Section 12.1 according to the terms presented herewith, with Arcutis’ annual volume commitment being revised to a minimum of 60% of the total annual forecasted volume for API, all other terms remaining the same.

3.3For each delivery of Substance, Interquim shall send an invoice to either the address given by the Company on the purchase order, or to Company’s Accounts Payable email address <[***]>, stating the amount due (including any applicable VAT). Company shall pay to Interquim the total amount, stated in Interquim’s invoice by bank transfer within [***] ([***]) calendar days from the invoice issuance date, to the following Interquim’s bank account:

Name:    INTERQUIM
Bank:    BANCO BILBAO VIZCAYA ARGENTARIA, S.A IBAN Nr.:    [***]

Article 4 - Forecasting and Orders

4.1Forecast. In order to enable Interquim to dispatch all the purchase orders punctually, the Company will give Interquim [***] non-binding Rolling Forecast of estimates of its requirements for Substance on a quarterly basis and at least [***] ([***]) days prior to the beginning of each subsequent calendar quarter. [***] of each Rolling Forecast shall be binding. [***] of each Rolling Forecast are non-binding and serve only to facilitate Interquim’s production scheduling.

Purchase Orders. Prior to the beginning of each calendar month starting on a mutually agreed upon date, Company shall submit a firm order “Firm PO” to Interquim for quantities of Substance to be delivered during the month which commences at least [***] ([***]) days from the date of the Firm PO. Interquim shall accept and fulfill all orders for API that are consistent with the most recent prior Rolling Forecast for the relevant quarter provided by Company in accordance with the terms of the Agreement. To the extent a Firm PO for any calendar quarter exceeds 100% of the most recent prior Rolling Forecast for the relevant quarter, Interquim shall use commercially reasonable efforts to manufacture and supply the quantity ordered over 100%.

4.2Order Quantities. Interquim shall submit a proposal on batch size to scale the process for approval by the Company. It is expected that this scaled batch size will be [***], with a subsequent scale-up to[***]. Company’s approval shall not be unreasonably withheld. [***].

4.3Confirmation of purchase orders. Each purchase order shall be in writing, and shall specify the quantity ordered, the price, the place of delivery and the required delivery date, which shall allow [***] ([***]) days after the confirmation by Interquim of such purchase order. Interquim shall, within [***] ([***]) business days of receipt of a purchase order, accept such order and confirm to the Company the delivery dates, provided that:

Exhibit 10.25
(i)with such order, the Company is not exceeding [***] percent ([***]%) of the quantities for the relevant quarter forecasted according to the last forecast.

Notwithstanding the foregoing, Interquim shall use its commercially reasonable efforts to manufacture and supply to the Company any quantities of Substance pursuant to its purchase orders in excess of [***] percent ([***]%) of the quantity forecasted for the applicable quarter in the most recent prior forecast.

(ii)the proposed delivery date is in line with delivery times stated in this Agreement.

(iii)the ordered quantities are in line with the applicable order quantities as stated in Section 4.2.

(iv)the order is placed for the agreed Supply Price.

For the avoidance of doubt, no purchase order shall be deemed accepted unless express confirmation in writing by Interquim to the Company or unless [***] ([***]) business days pass after Interquim’s receipt of a purchase order from Company without a proper rejection from Interquim in accordance with the terms of this Agreement.

4.4Changes of confirmed purchase orders. Interquim shall be free to accept or reject changes requested by Company in already confirmed purchase orders (e.g. quantities). Where Interquim accepts such changes in already confirmed purchase orders, Interquim may consider such changed orders as new orders subject to new delivery times, provided, however that Interquim notifies Company in writing as such within [***] ([***]) business days upon acceptance of such changed order.

4.5Cancellation of confirmed purchase orders. Company acknowledges that a confirmed purchase order is an obligation as per this Agreement. Hence Interquim shall only accept the cancellation of a confirmed order provided that the Company cancels more than [***] days prior to the date of scheduled production and compensates Interquim for the cost of raw materials, to the extent such raw materials can not be used for a future order.

4.6The provisions of this Agreement shall prevail if the terms stated in the Company’s purchase order are inconsistent with or differ from these provisions.

Article 5 – Delivery

5.1Delivery of API results in full payment of the agreed Supply Price. Delivery of Substance to the Company shall be made CIP at Company’s direction (Incoterms 2020).

5.2Shelf life of the Substance. The Substance shall have at least [***] ([***]) of residual shelf life on the date on which delivery of the Substance takes place. Where applicable, Interquim will support requalification to extend the expiry of such Substance.

5.3Security stock. Interquim, at its sole cost and expense, shall at all times maintain a security stock equivalent [***] months of Substance (to be determined annually in good faith by the parties) with at least [***] ([***]) of residual shelf life. The security stock levels may be adjusted at any time upon agreement of both parties. Company may receive a shipment of the security stock from Interquim upon written request. After receipt of such written request accompanied by a PO, Interquim will make best efforts to ship the Substance from the security stock within [***] ([***]) business days.

5.4Supplier to implement and allow Arcutis to review a business continuity plan detailing strategy for responses to and recovery from potential disruptive events within [***] ([***]) months of the effective date of this Agreement. [***].

5.5With each delivery of Substance, Interquim shall provide to the Company the delivery documents agreed with the Company in writing.

5.6The Company shall follow proper use, handling, storage, inspection, maintenance and disposal practices with respect to Substance and in compliance with the applicable legal requirements and standards. The Company also undertakes to observe all reasonable precautions and instructions provided in writing by Interquim.

Exhibit 10.25

5.7If for any reason not attributable to Interquim, the Company instructs Interquim not to ship the Substance already manufactured or otherwise refuses to take delivery of shipped Substance (pursuant to a Company’s confirmed purchase order), Interquim in addition to its other rights shall be entitled to charge a storage, handling and retention charges from the Company on account of such refusal.

5.8Delivery of Reference Standards. Reference Standards shall have the maximum shelf life at the time of delivery. In any case, Interquim shall support requalification to extend the expiry of such Reference Standards.

Article 6 - Delivery Controls

6.1Interquim shall test, inspect and release each lot of Substance against the specification. Interquim to provide certificate of analysis and certificate of compliance, as described in Section 6.2. The Company may test and inspect Substance and either accept or reject if it does not comply with Specifications by providing notice to Supplier within [***] days of delivery or within [***] days of discovery of latent defect.

6.2In the event a given delivery of Substance supplied by Interquim fails to comply with the agreed quality standards within its shelf life and if Interquim agrees in its reasonable and good faith discretion, the Company shall dispose of the Substance in accordance with Interquim’s reasonable instructions at Interquim’s cost and expense. Interquim shall replace at Interquim’s own cost the defective quantities of Substance by a new delivery of Substance meeting the agreed quality standards; provided that the Company allows Interquim a reasonable period of time in which to evaluate the defect and Interquim agrees, in its reasonable and good faith discretion, that such delivery of Substance is defective. Interquim’s liability under this Article 6 is limited to the replacement of the Defective Substance.

If Interquim, in its reasonable and good faith discretion, disputes that the Substance fails to comply with the Specifications, the disputed facts shall be finally determined by a mutually acceptable expert. In that case Interquim and the Company shall submit to the expert a sufficient number of samples of each production batch of such Substance for analysis. Such expert shall be chosen by the Parties within [***] days upon request by either Party.[***]. The expert’s decision will be definitive (absent manifest errors or gross negligence of such expert in assessing the matter).

Quality Agreement. Within [***] ([***]) days of signing this Agreement,the Parties shall enter into an agreement specifying the Parties’ respective responsibilities for storage, release, stability, vigilance program, quality control, and quality assurance with respect to the Active Ingredient (the Quality Agreement). In the event there are conflicts between the terms of this Agreement and the Quality Agreement, the Quality Agreement will prevail.

Quality Control Requirements. Quality Control Requirements shall mean that Interquim shall subject all Active Pharmaceutical Ingredient to quality control inspections using quality control procedures, specifications, and systems to assure strict compliance with the Specifications and absence of defects.

Drug Master File (“DMF”). Interquim shall provide the appropriate authorizations to each applicable Governmental Authority allowing Company the right to reference all Drug Master Files to apply for, obtain and maintain any Market Authorization Approval or other regulatory approvals for the Product. Interquim shall correct any deficiencies of such Drug Master File identified by any Governmental Authority in a prompt and efficient manner so as to prevent any delay in Company obtaining regulatory approval for a Final Product. In addition, Interquim shall be responsible for maintaining such Drug Master File in accordance with all Applicable Laws and ensuring that all data and information incorporated therein is accurate and current as necessary to support obtaining and maintaining the applicable Market Authorization Approvals and regulatory filings by Company.

Active Pharmaceutical Ingredient Release. No Active Pharmaceutical Ingredient shall be released to Company without a Certificate of Analysis and Certificate of cGMP Compliance, both of which shall be supplied to Company by Interquim, (a) stating that the Active Pharmaceutical Ingredient being shipped has been tested and conforms to the Specifications and Quality Control Requirements, (b) confirming compliance with cGMP, the FD&C Act and all other Applicable Laws, rules, and regulations.

Delivery Terms. Shipment of the API will be to a location according to the incoterm chosen by the Parties, which shall also regulate the payment of carrier, freight charges, title and risk of loss. The API will be shipped with the requisite packing slip, Certificates of Analysis, and Certificate of cGMP Compliance.

Exhibit 10.25

Interquim shall promptly notify Arcutis (within a maximum of ten working days) of any regulatory or cGMP violations (e.g. FDA Warning Letter or suspension/withdrawal of one or more CEPs or critical and major findings) identified during authority cGMP inspections and impacting the quality of Roflumilast intended to be shipped to the Company and/or potentially affecting the ability of Interquim to produce or ship Roflumilast, and shall co-operate with the Company in the scheduling of any planned inspection concerning Roflumilast.

Changes in Manufacturing Processes. Changes should be evaluated and communicated based upon the potential regulatory and quality impact to allow the Company to implement such changes in its regulatory documentation if a regulatory approval is needed before the implementation.
Interquim shall not make any changes in the manufacturing processes of the API except as required by Applicable Laws or those which do not require regulatory approval before its implementation without Company’s prior consent. Interquim shall provide Company with not less than [***] ([***]) months’ prior written notice of Interquim’s implementation of any intended significant material change(s) to its manufacturing processes for the Active Pharmaceutical Ingredient, which might affect the quality of the Active Pharmaceutical Ingredient or any Market Authorization Approvals for the Product (“Change Notice”) (e.g. any change in the Active Pharmaceutical Ingredient Specifications or Packaging Specifications made by Interquim other than pursuant to a Company request). If a significant change is implemented by Interquim and Company provides Interquim with demonstrable evidence that the utility (i.e. the conditions of being useful as a pharmaceutical product in connection with the manufacture and performance of the Product) of the Active Ingredient is significantly altered in that there is no similar bioequivalence (to Active Pharmaceutical Ingredient before the significant change) or similar Product specifications when formulated in the final Product formulation (together, “Utility Loss”), the parties shall exert their reasonable commercial efforts to resolve issues related to the Utility Loss in order to continue operating under this Agreement. Until the Utility Loss issue is resolved, Company may purchase API from other supplier(s). In the case of pending specification change, Interquim shall allow Company [***] ([***]) days to purchase Active Pharmaceutical Ingredient supply needed prior to the implementation of specification changes. Company shall, over the course of the notice period, have the right to place POs and Interquim shall have the obligation to accept such POs and manufacture up to [***] ([***]) times the quantity of API reflected in the Rolling Forecast (as defined below).
6.3Notices. Each Party shall notify the other of any information, whether received directly or indirectly, which might affect the marketability, safety, of effectiveness of Final Product which was manufactured using Active Pharmaceutical Ingredient supplied by Interquim hereunder an/or which might result in the Recall or seizure of the Final Product which was manufactured using Active Pharmaceutical Ingredient supplied by Interquim hereunder. For purposes of this Agreement, a “Recall” shall mean any action (i) to recover title to or possession of quantities of the Final Product which was manufactured using Active Pharmaceutical Ingredient supplied by Interquim hereunder sold or shipped to Third Parties (including, without limitation, the voluntary withdrawal of such Product which was manufactured using Active Pharmaceutical Ingredient supplied by Interquim hereunder from the market) or (ii) by any Governmental Authority to detain or destroy any of such Final Product which was manufactured using Active Pharmaceutical Ingredient supplied by Interquim.

Whenever a recall of any Substance in the Territory is being contemplated for any reason, each party shall, without prejudice to its obligations under any governmental regulation in the Territory, promptly consult with the other with the view to deciding the appropriate action to take with respect thereto. Without derogating from the foregoing, the Company shall follow all reasonable instructions of Interquim, and Interquim shall follow all reasonable instructions of the Company, with regard to recall of the Final Drug Product.

The costs and expenses directly related to any recall and/or withdrawal of the Substance which is primarily due to acts or omissions on the part of the Company shall be borne by the Company. The costs and expenses directly related to any recall and/or withdrawal of the Substance which is primarily due to acts or omissions on the part of Interquim shall be borne by Interquim. Costs and expenses directly related to any recall and/or withdrawal of the Substance which is primarily due to governmental or regulatory act or intervention or to causes independent of the Parties shall be equally shared by Interquim and the Company.

Article 7 - Quality, Warranties, Insurance

7.1Interquim shall manufacture the Substance (i) in accordance with the production process, as described in the DMF (the “Production Process”) (ii) for use as active pharmaceutical ingredient in End Products and (iii) using Interquim's established GMP/cGMP systems, approved and certified by EMA (European

Exhibit 10.25
medicines agency) and FDA (US Food and Drug Administration). In the event that any other approval/certification is required by the Company, the Parties shall negotiate in good faith on the applicable terms and conditions, including but not limited to cost bearing.

7.2The Substance (a) shall comply with the Specifications; (b) shall be manufactured according to (i) this Agreement, (ii) all applicable GMP and cGMP requirements, (iii) the Production Process, (iv) the terms and Specifications of the respective certificate(s) of analysis, (v) ICH Guidelines and all other Applicable Laws, rules, and regulations.

7.3Each Party (“Representing and Warranting Party”) represents and warrants to the other Party that as of the date hereof and of the Effective Date of this Agreement:

(a)ORGANIZATION. The Representing and Warranting Party is a company duly organized, existing and in good standing, under the laws of its country of registration, as indicated in the beginning of this Agreement.

(b)POWER, AUTHORITY AND ENFORCEABILITY. The Representing and Warranting Party has full legal and corporate power and authority to enter into and perform this Agreement. This Agreement has been duly executed and delivered by duly authorized signatories of the Representing and Warranting Party. This Agreement is a valid and binding obligation of the Representing and Warranting Party, enforceable against the Representing and Warranting Party in accordance with its respective terms.

(c)COMPLIANCE WITH LAW. The Representing and Warranting Party and its activities under this Agreement, will be in compliance in all respects with any and all applicable law (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of any governmental authority, valid in the Territory.

(d)CONSENTS. Except as otherwise provided in this Agreement, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other Person is required for the execution and delivery by the Representing and Warranting Party of this Agreement and the consummation by the Representing and Warranting Party of the transaction contemplated by this Agreement.

(e)NO VIOLATION. Neither the execution and delivery of this Agreement by the Representing and Warranting Party, as the case may be, nor the consummation by the Representing and Warranting Party of the transaction contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of any governing or charter document, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award or any agreement binding upon the Representing and Warranting Party or its assets.

(f)NO DEFAULT. The Representing and Warranting Party is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Representing and Warranting Party according to the terms of this Agreement will be a default, or whereby timely performance by the Representing and Warranting Party according to the terms of this Agreement may be prohibited, prevented or delayed.

(g)LITIGATION. There is no action or proceeding pending or, to the knowledge of the Representing and Warranting Party, threatened against the Representing and Warranting Party before any court, arbitrator, administrative agency or other tribunal which could have a material adverse impact upon the Representing and Warranting Party’s right, power and authority to enter into this Agreement, to receive the rights granted to the Representing and Warranting Party, to grant the rights granted to the other Party or to otherwise carry out its obligations.

7.4Each Party shall assume all risks associated with its, any of its associates’ (including entitled but not limited to affiliates, licensees, sub-licensees, agents etc.) and/or, any of its representative’s acts and omissions under or otherwise in connection with this Agreement, including in relation to any breach of its covenants, representations and warranties and/or its negligence or willful misconduct. Each Party will maintain liability insurance covering its respective risks, with reputable and financially secure insurance carriers or a program of self-insurance as are appropriate and in accordance with applicable legal requirements, sound business practice and its respective direct and contingent obligations under this Agreement, in each case with limits of not less than [***] US dollars ($[***]) per occurrence and in the aggregate. If requested, a Party shall deliver to the other Party appropriate evidence that such liabilities are adequately covered.

Exhibit 10.25
7.5.     Qualified Personnel. Interquim shall engage and employ only professionally qualified personnel to perform the services contemplated hereunder. Interquim further represents and warrants that neither it nor any of its employees is, or is reasonably likely to become (based on a conviction by the courts or a finding of fault by any applicable regulatory authority): (a) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (b) disqualified from participating in clinical trials pursuant to 21 C.F.R.§312.70, as amended from time to time; (c) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), as amended from time to time, or any other governmental payment, procurement or non-procurement program; or (e) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List. Interquim shall notify Company immediately if any of the foregoing is not true for any reason at any time. Interquim represents and warrants that it shall not hire or retain as an officer or employee any Person who has been convicted of a misdemeanor or felony under the laws of the United States relating to the regulation of any drug product by the FD&C Act or relating to the regulation of any federal healthcare program by the U.S. Department of Health and Human Services. If at any time a representation and warranty in this Section 7.5 is no longer accurate, Interquim shall immediately notify Company of such fact.

7.6.     Active Pharmaceutical Ingredient. The Active Pharmaceutical Ingredient, at the time of sale and shipment to Company by Interquim, (a) will conform to the Specifications, as then in effect, (b) will have dating until re- evaluation of not less than that which is set forth in Section 5.2 above, (c) will have been manufactured in all material respects in accordance with cGMP in effect at the time of manufacture, (d) will not be adulterated or misbranded within the meaning of the FD&C Act, (e) will not have been manufactured, sold or shipped in violation of any Applicable Laws in any material respect, (f) will be conveyed with good title, free and clear of all security interests, liens or encumbrances, and (g) as may be appropriate or applicable, will have been approved by any and all requisite governmental and regulatory authorities.

Article 8 – Liability and Indemnity

8.1Except as otherwise specifically provided for in this Agreement, Interquim shall indemnify, compensate and hold harmless the Company and its respective directors, officers and employees from and against any claim, action, liability, loss, damages, costs and expenses (including reasonable attorneys’ fees) (hereinafter collectively referred to as “Damages”), incurred by or rendered against the Company or any of its directors, officers, agents, contractors and employees which result from or arise out of Interquim’s material breach of this Agreement and/or any wilful misconduct (dolo) or negligence of Interquim, provided, however and only to the extent that such Damages have not been caused by the negligence or wilful misconduct of the Company or a breach of the Company’s warranties or representations or obligations under or in connection with this Agreement.

8.2Except as otherwise specifically provided for in this Agreement, the Company shall indemnify, compensate and hold harmless Interquim and its respective directors, officers and employees from any Damages incurred by or rendered against Interquim or any of its directors, officers and employees which result from or arise out of either (a) the negligence or willful misconduct (dolo) of the Company;
(b) Company’s activities performed under this Agreement and/or Company’s breach of this Agreement or any individual purchase order; (c) Company's breach of any statutory/legal obligations; (d) any injury or death of any person, and loss of or damage to property in any way caused by the promotion, use or sale of End Products by the Company; or (e) an infringement of third party intellectual property rights caused by the End Products (as further provided for in Article 10); except in each case to the extent that such Damages result from the negligence or wilful misconduct (dolo) of Interquim or a material breach of Interquim's warranties or representations or obligations under or in connection with this Agreement.

8.3Each Party shall notify the other Party of any claim, action or demand being made against the notifying Party in respect of any matter for which the other Party is or may be liable hereunder ("Indemnity Claim"). The Parties agree to render each other reasonable assistance in the defense of any claim, action or demand made hereunder.

8.4For the avoidance of doubt, neither Party shall be liable to the other Party and/or its respective directors, officers and employees for all and any: loss of business earnings, loss of anticipated sales, loss of profits, loss of the chance to make profit, loss of reputation or goodwill, loss of data or documentation, loss of opportunity, punitive damages, indirect, special or consequential damages. Nothing in this Agreement shall limit or exclude either Party’s liability in case of (i) death, personal injury; (ii) fraudulent misrepresentation, criminal acts or the tort of deceit, gross negligence or willful misconduct (dolo) or (iii) where such a limitation or exclusion would be contrary to applicable law.

Article 9 - Confidentiality

Exhibit 10.25

9.1Confidentiality of information disclosed by or on behalf of one of the Parties hereto or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) is governed by this Article 9.

9.2All information, data and documents regarding the Substance, the End Products, and any other information, data, and documents disclosed by the Disclosing Party to the Receiving Party relating to the Disclosing Party’s business pursuant to or in connection with this Agreement which is marked as “confidential” or the like or which should be reasonably understood to be confidential (the “Confidential Information”) is deemed strictly secret and confidential.

Unless any written consent by the Disclosing Party or written agreement between the Parties provides otherwise, the Receiving Party must treat such Confidential Information as it would treat its own proprietary information, but shall apply in any event at least such degree of care as a diligent person would. The Receiving Party may not divulge or otherwise disclose such Confidential Information to any third party. The Receiving Party undertakes and ensures that such Confidential Information is not used for any purpose other than that set forth in this Agreement.

Confidential Information shall not include any information, data and documents that, as evidenced by competent proof:

(a)is generally known to the public at the time of, or after disclosure hereunder becomes generally known to the public through no breach of this Agreement by or any fault of the Receiving Party, or

(b)was already known to the Receiving Party or any of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by means generally accepted in law, provided that such information, data or documents was not acquired/obtained directly or indirectly from the Disclosing Party or any of its Affiliates; or

(c)was or is provided in good faith to the Receiving Party or any of its Affiliates by an independent third party, provided that such third party had lawfully acquired/obtained the information, data or documents and has the lawful right to disclose it without obligation of confidentiality, as evidenced by means generally accepted in law; or

(d)was or is developed by or for the Receiving Party or any of its Affiliates independently of, and without reference to, any of the Confidential Information, as evidenced by means generally accepted in law.

9.3The Parties may disclose, on a need-to-know basis, Confidential Information to their respective Affiliates, officers, directors, employees, consultants, and those of their respective Affiliates (“Related Parties”) and, the Company or any of its Affiliates, in addition may also disclose (having informed Interquim in advance) Confidential Information to Regulatory Authorities provided that (i) each Party shall be liable to the other for the non-fulfillment of such Related Parties' confidentiality obligations and
(ii) further provided that such Related Parties are bound by confidentiality and non-use obligations materially not less stringent than those set forth by this Article 9, which confidentiality and non-use obligations shall remain in force during the term this Agreement is in effect and thereafter, for as long as the Confidential Information is not part of the public domain by reasons other than by unauthorized act or omission by any Party (including its Affiliates and Related Parties).

9.4If the Receiving Party is required to disclose Confidential Information by an order of a competent court or administrative agency or by law, the Receiving Party shall be permitted to disclose Confidential Information to the extent required; provided, however, that the Receiving Party shall provide the Disclosing Party with notice of its intent to disclose such information in order to provide the Disclosing Party with the opportunity to safeguard such information. In the event that it is not possible to prevent such disclosure or the disclosure is not prevented for any reason whatsoever, the Receiving Party undertakes to disclose only that portion of the Confidential Information that is legally required to be disclosed.

9.5Any Confidential Information exchanged between the Parties prior to the Effective Date shall be treated as Confidential Information pursuant to this Art. 9.

Article 10 – Intellectual Property

Exhibit 10.25
10.1Each Party shall retain all property rights in know-how, patents and other intellectual property as well as in trade secrets owned by such Party prior to this cooperation or developed independently during the duration of this Agreement (“Background IP”). Any property rights, know-how, patents and other intellectual property developed jointly during the duration of this Agreement shall be discussed and agreed upon on a case-by-case basis for joint ownership.

10.2It is Company’s responsibility to evaluate and assess any possible intellectual property and similar rights of Third Parties (including patents, patent extensions - e.g. SPCs - and any other intellectual property right) which may have the effect of preventing the import, use, possession, sale or distribution of the Substance and/or any Final Drug Product (“Third Party Rights”) in the Territory and decide whether to launch or not.

10.3Accordingly, should the Company decide to launch before the expiry of any Third Party Right in the Territory, the Company will do so at its own risk as to cost and consequences and therefore the Company shall indemnify and hold harmless Interquim and its officers, directors and employees against all costs, expenses and damages incurred by any of them as a result of any claim, demand, actions, costs liabilities, suit, injunction or judgment which are made or brought against any of them by the Third Party Right holder or its licensee because of such launch or any action in preparation of such launch or otherwise on account of consummating the transactions contemplated under this Agreement.

10.4Interquim declares that, to the best of its knowledge, up to the Effective Date, the manufacture of the Substance does not infringe any intellectual property rights of any Third Parties in the EU, Canada, and the United States.

10.5The Parties shall keep each other informed, on a complete and timely basis, about any claims, demands, actions and/or suits (among others, but not limited to, filling of a complaint, the receipt of a letter alleging infringement or merely offering a patent license) against them, in or out of court, alleging infringement of Third Party Rights having effects in the Territory (“IP Claims”).

10.6In the event that any Third Party makes or files an IP Claim against the Company and/or Interquim as a consequence of or derived from any activity carried out pursuant to this Agreement, the Company will take action with respect to such IP Claim, and Interquim will give to the Company all reasonable assistance required and needed by the Company, subject to any agreement to which Interquim may be a party to. The Company will promptly notify in writing to Interquim the full particulars of the IP Claim and will provide Interquim with all the relevant documentation related to such IP Claim. If the IP Claim is also received by Interquim, Interquim will immediately notify the Company and the Parties will do best efforts to agree to a common defence strategy. In the event that the Parties do not agree to a common defence strategy each Party shall perform its own defence strategy . The Company will not be entitled to settle, in or out of court, any IP Claim without having obtained the prior written approval of Interquim, whose approval will not be unreasonably withheld or delayed.

Article 11 – Audits

Upon reasonable notice, permit Arcutis, or Arcutis contracted third party, to conduct quality audits to evaluate cGMP compliance as it relates to Roflumilast. Audits shall not be more than [***] (with the exception of ‘for-cause’ audits) with not more than [***], unless otherwise agreed upon.

Article 12 - Term and Termination of the Agreement

12.1This Agreement shall enter into force on the Effective Date and shall continue in effect until the expiry of the Initial Term, unless terminated earlier as specified in this Agreement. This Agreement will automatically renew for subsequent one year renewal periods, unless a prior written notice of termination is given to the other Party at least six (6) months before the end of the Initial Term or any renewal period.

12.2Each Party shall have the right to terminate immediately this Agreement in its entirety and for all countries of the Territory by means of a written notification sent to the other Party in the event that such other Party has committed a material breach of this Agreement, if the breaching Party does not respond to the notice within sixty (60) calendar days of its receipt, or if it does respond and the non- breaching Party is not reasonably satisfied with the response or the proposed remedy, such termination shall be without prejudice to any right of indemnification which the affected Party may consider itself entitled to. Termination may be immediate, without the granting of a remedy period, in the event of a second material breach of the same obligation under this Agreement.

Exhibit 10.25
Parties agree that the expression material breach shall include but not be limited to (i) the breach of Confidentiality obligations,and (ii) the breach of Representations and Warranties.

12.3In the event that subsequent to the Effective Date new information on new adverse reaction experience becomes available with respect to the Substance that makes the marketing and sale of such Substance no longer commercially viable, the Parties shall meet and determine a mutually acceptable manner in which to resolve the matter, and if no resolution can be found within three (3) months, each Party shall have the right to terminate the Agreement for the Substance immediately thereafter by giving written notice to the other Party without any liability or monetary obligations on account of such termination.

12.4In the event that the Company decides to discontinue the formulation using the Substance, the Company shall be entitled to terminate the Agreement by means of a written notification sent to Interquim within six (6) months prior to the desired date of termination of the Agreement, provided that the Company shall be obliged to purchase (i) the total amount of Substance already manufactured by Interquim and (ii) the starting materials already purchased by Interquim that cannot be re-allocated to other Interquim’s client’s purchase orders. Interquim shall in good faith re-allocate the Substance to other customers. Both parties shall negotiate in good faith any other damages that may arise from this termination.

12.5Upon expiration or termination for any reason:

(i)All rights granted pursuant to this Agreement shall automatically terminate as from the date on which termination takes effect;

(ii)The Company shall purchase from Interquim at the applicable supply price set forth in this Agreement any of the relevant Substance already ordered by the Company and manufactured but not yet delivered by Interquim on the termination date; and

(iii)The Company shall, at Interquim’s option, apply for a variation of the relevant Marketing Authorization/s for any End Product in the Territory in order to exclude Interquim as authorized API manufacturer; and

(iv)Receiving Party shall return to the Disclosing Party, without retaining any copy in any format or means, the applicable Confidential Information, and refrain from using it for any purpose whatsoever, and refrain from allowing third parties to do so.

12.6Termination or expiration of this Agreement, for whatever reason, shall be without prejudice to any rights, claims or obligations of either Party which may have accrued prior to, or become due at the date of such termination.

12.7Neither of the Parties shall, by reason of the termination of this Agreement, be liable to the other Party for any indemnity or termination payment, compensation or benefit of any kind on account of loss of business earnings, loss of anticipated sales, loss of profits, loss of reputation or goodwill, loss of opportunity, punitive damages, indirect, special or consequential damages, except in the event of gross negligence or wilful misconduct (dolo).

The provisions of Articles 6, 7.3, 8,9, 10, and 14.7 will survive the termination of this Agreement.

Article 13 - Force Majeure

Neither Party to this Agreement will be liable to the other Party because of any delay or failure to perform its obligations hereunder, if and to the extent that such failure is due to a situation caused by an event beyond such Party’s control and which, by the exercise of reasonable diligence and care, such Party could not reasonably have been expected to avoid, including, but not limited to, strikes, riots, wars, fire, acts in compliance with any applicable mandatory law, regulation or governmental order, any state thereof or any other domestic or foreign governmental body or instrument thereof having jurisdiction in the matter; provided however, (i) that such Party shall notify the other Party as promptly as reasonably possible should it become aware of such a situation, and (ii) that the other Party shall be entitled to terminate this Agreement if such force majeure event persists for more than ninety (90) days, without any liability or monetary obligations on account of such termination.

Article 14 – Generalities

14.1If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, the other provisions of this Agreement shall remain in full force and effect. Such invalid, illegal or unenforceable provision shall be substituted by such a valid clause which achieves, as nearly as possible, the original intention of both Parties.

Exhibit 10.25

14.2Rights and obligations under this Agreement are intuito personae, therefore this Agreement may not be transferred or assigned, in whole or in part, by either Party without prior written permission of the other Party. Notwithstanding, either Party may assign or transfer this Agreement, in whole or in part, to any of its current Affiliates notifying such fact to the other Party in writing, as stated in Article 14.8.

Any permitted assignee shall assume all obligations and shall be entitled to all rights of the assigner under this Agreement. It is understood and agreed between the Parties that the Party who assigns this Agreement or any right or obligation hereunder shall (as long as it remains a surviving entity) be responsible on a joint and several basis of the fulfillment by the assignee of the provisions of this Agreement.

14.3Company may assign this Agreement, upon written notice to Interquim, to any entity acquiring all or substantially all of its business to which this Agreement relates.

The entity resulting of Company’s change of control by such an acquisition shall assume the totality of rights and obligations derived from the present Agreement.

14.4The relationship of the Parties under this Agreement is that of supplier and customer and each of them is an independent contractor. Accordingly, neither the making of this Agreement nor the performance of any of the provisions herein shall be construed to make either Party an agent, trustee, employee or legal representative of the other whether expressed or implied, nor shall this Agreement be construed as a joint venture, pooling, franchise, partnership or agency. Neither Party has any authority whatsoever to act as an agent or representative of the other in any manner, nor has either Party any authority or power to act, contract for, or create or assume any obligation or liability in the other’s name or on behalf of the other or otherwise bind the other in any way for any purpose, nor shall either Party hereto represent to any third parties that it possesses any such authority to bind the other Party.

14.5This Agreement, including its Annexes contain the entire agreement between the Parties regarding the subject matter hereof and supersede any and all prior understandings whether oral or in writing. Modifications to this Agreement will only be binding if made in writing and signed by duly authorized representatives of each Party.

14.6None of the terms of this Agreement (including its Annexes) shall be deemed to be waived except by a written document drawn expressly for such purpose and executed by the Party against whom enforcement of such waiver is sought. Failure or delay of either Party hereto to enforce any of its rights under this Agreement shall not be deemed a continuing waiver by such Party of any of its rights under this Agreement.

14.7Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (LCIA) Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London, England. The governing law of the contract shall be the substantive law of England. The language used in the arbitral proceedings shall be English.

14.8All notices, notifications or other communication arising from, required or permitted in connection with this Agreement or the subject matter hereof of either of the Parties hereto will be made in writing and in English and will be deemed to be sufficiently served for all purposes hereof if sent by email, with a copy sent via registered post, with acknowledgement of receipt, by registered air mail or by air courier addressed to the Party to be notified at the following addresses or to such other address that may be notified by either of the Parties in the future and given as herein required:

If to the Company:
Arcutis Biotherapeutics, Inc. 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 Attn: [***]
Email: [***]

If to Interquim:
Interquim
C/ Joan Buscallà 10,
E-08173 Sant Cugat del Vallès, Barcelona Spain
Attn: [***]
Email: [***]

Exhibit 10.25

14.9Ethical Code. Company expressly acknowledges that the corporate policies of Interquim require that all business be conducted within the letter and spirit of the Law and in a manner which is consistent with good business ethics, as Interquim commits itself to such.

14.10Anti-corruption undertaking. The Company shall comply with, and will not cause any Party and its Affiliates, associates, directors, officers, shareholders, employees, representatives, sub-licensees or agents worldwide to be in violation of any applicable anti-corruption laws, rules and regulations, including but not limited to the United States Foreign Corrupt Practices Act (the "FCPA") or the UK Bribery Act 2010. Without limiting the foregoing, the Company will not, directly or indirectly, pay any money to, or offer or give anything of value to, any Government Official, in order to obtain or retain business or to secure any commercial or financial advantage for Interquim for itself or any of its respective Affiliates. The Company undertakes not to bribe Government Officials or any private companies or individuals, “bribes” having the following definition: Offering, promising, or giving a financial or other advantage to another person where it is intended to bring about the improper performance of a relevant function or activity, or to reward such improper performance; acceptance of the advantage offered, promised or given in itself constitutes improper performance of a relevant function or activity. “Improper Performance” means a breach of expectations that a person will act in good faith, impartially, or in accordance with a position of trust. The Company must also (1) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the company, and (2) devise and maintain a system of internal accounting controls. and (3) at any time Interquim so requests in writing, but no more than once a year, grant to Interquim commercially reasonable access to said books, records, systems and accounts to verify compliance. Such inspection shall be undertaken by an independent public accountant or accounting firm appointed by Interquim and about whom the Company does not express a legitimate concern. For the avoidance of doubt, this restricted annual audit shall not apply to for- cause audits, which may be conducted at any time.
14.11. Data Protection. The legal representatives of Interquim and the Company acknowledge and consent that all personal data reflected in this Agreement, as well as those generated by the execution of this Agreement, shall be included in the files owned by Interquim and the Company, respectively, in order to manage the business relationship. Such data shall be kept for as long as the contractual relationship is in force, and any remaining obligation following termination or expiry, as applicable. Any of the above representatives may exercise their rights of access, rectification, erasure, restriction of processing, portability of data, as well as to submit any queries or suggestions in respect of the processing of personal data by writing to the Data Protection Officer using any of the following means, along with a copy of their ID document or other means of identification:

(i)By email to [***]
(ii)By post addressed to Interquim or the Company, as applicable;

The legal representatives of Interquim and the Company are entitled to submit complaints with regards to Data protection to the Competent Data Protection Authority.

This Agreement may be signed by either Party by electronic means through a Qualified Trust Services Provider which authenticity can be demonstrated and in accordance with applicable legal requirements. Such electronic signatures will have the same effect and validity as the manual signature.

And in proof of their agreement, the Parties sign this Agreement, executed by their respective duly authorized legal representatives on the date above written.

ARCUTIS BIOTHERAPEUTICS, INC.	Interquim, S.A.U.
By: /s/ Frank Watanabe	By: /s/ Pedro de Antonio Ferrer
Frank Watanabe	Pedro de Antonio Ferrer
Title: President and Chief Executive Officer	Title: Legal representative

By: /s/ David Ferrer Puig
David Ferrer Puig
Title: Legal representative

Exhibit 10.25

ANNEX I

[***]

Annex II Specifications [***]